Hittite Microwave Corporation Reports Financial Results for the Third Quarter of 2007

CHELMSFORD, Mass., Oct. 25 /PRNewswire-FirstCall/ -- Hittite Microwave Corporation (Nasdaq: HITT) today reported revenue of $39.9 million for the third quarter ended September 30, 2007, representing an increase of 15.3% compared with $34.6 million for the third quarter of 2006 and an increase of 6.1% compared with $37.6 million for the second quarter of 2007. Net income for the quarter was $13.7 million, or $0.44 per diluted share, an increase of 18.1% compared with $11.6 million, or $0.37 per diluted share, for the third quarter of 2006, and compared with $12.2 million, or $0.39 per diluted share, for the second quarter of 2007.

"We are pleased with our third quarter performance," said Stephen Daly, Chairman and CEO. "The continued acceptance of our products allowed us to deliver strong quarterly results. We are also pleased to announce that we have introduced a new product line, passive IC products. As previously announced, we have also entered into a strategic agreement with Northrop Grumman Space Technology sector to license the Velocium line of MMIC products and related technology. These additions and the continued growth of our product portfolio will enhance our ability to penetrate our target markets."

For the third quarter of 2007, revenue from customers in the United States was $17.0 million, or 43% of the company's total revenue, and revenue from customers outside the United States was $22.9 million, or 57% of total revenue. Gross margin was 71.0% for the third quarter compared with 73.5% for the prior year's quarter and 71.0% for the second quarter of 2007. Operating income for the third quarter was $18.3 million, or 45.9% of revenue. Total cash and investments at the end of the third quarter of 2007 was $161.5 million, an increase for the quarter of $17.7 million.

Business Outlook
The company currently expects revenue for the fourth quarter ending December 31, 2007 to be in the range of $41.5 million to $42.5 million and net income to be in the range of $13.7 million to $14.0 million, or $0.44 to $0.45 per diluted share.

Webcast and Taped Replay
The company will host a conference call to discuss its financial results at 5:00 p.m. ET today. A live webcast of the call will be available online on the Hittite Microwave website. To listen to the live webcast, go to the Investor Relations page of the Hittite Microwave web site at http://www.hittite.com and click on the webcast icon located under the Events Calendar. A telephonic replay of the call also will be available for one week after the live call by dialing (719) 457-0820, access code 1401300. Following the call, a webcast replay will also be available by visiting the Investor Relations page at http://www.hittite.com.

About Hittite Microwave Corporation
Hittite Microwave is an innovative designer and developer of high performance integrated circuits, or ICs, modules and subsystems for technically demanding radio frequency, or RF, microwave and millimeterwave applications. Products include amplifiers, attenuators, data converters, frequency dividers and detectors, frequency multipliers, mixers and converters, modulators and demodulators, oscillators, passives, phase shifters, power detectors, sensors, switches, synthesizers and variable gain amplifiers. Hittite's products are used in a variety of applications and end markets including automotive, broadband, cellular infrastructure, fiber optic, microwave and millimeterwave communications, military, space, and test and measurement. The company utilizes radio frequency integrated circuits (RFIC), monolithic microwave integrated circuits (MMIC), multi-chip modules (MCM) and microwave integrated circuit (MIC) technologies. The company is headquartered in Chelmsford, MA.

"Safe Harbor Statement" under the Private Securities Litigation Reform Act of 1995

Statements in this press release regarding Hittite Microwave Corporation that do not relate to historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements include, but are not limited to, any statements regarding our expectations as to future levels of revenue, net income and earnings per share. Readers are cautioned that these forward-looking statements are subject to risks and uncertainties and are only predictions, and actual future events and results may differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: market acceptance of our new products; our ability to assess market requirements accurately; our success in maintaining the business of our significant customers; our ability to keep pace with new semiconductor processes; regulatory, operational, financial and political risks inherent in operating internationally; competition within the semiconductor industry; product returns and warranty claims; our ability to manage our growth and costs effectively; protection of our intellectual property; the growth and fiscal strength of our end markets; and other risks and uncertainties that are discussed under "Risk Factors" in our Quarterly Report on Form 10-Q for the three months ended June 30, 2007, as filed with the Securities and Exchange Commission.

Hittite Microwave Corporation
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)

	September 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$73,611	$83,798
Available-for-sale investments	87,839	38,757
Accounts receivable, net	21,646	18,603
Inventories	12,189	10,950
Deferred costs	261	407
Prepaid expenses and other current assets	735	1,208
Deferred taxes	4,885	4,028
Total current assets	201,166	157,751
Property and equipment, net	17,068	14,478
Other assets	1,460	442
Total assets	$219,694	$172,671

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,664	$1,479
Accrued expenses	6,483	4,886
Income taxes payable	494	3,502
Deferred revenue and customer advances	4,771	5,751
Total current liabilities	14,412	15,618
Long-term income taxes payable	2,517	-
Deferred taxes	1,470	891
Total liabilities	18,399	16,509
Total stockholders' equity	201,295	156,162
Total liabilities and stockholders' equity	$219,694	$172,671

Hittite Microwave Corporation
Condensed Consolidated Statements of Operations (unaudited)
(In thousands except per-share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Revenue	$39,934	$34,638	$113,911	$94,872
Cost of revenue	11,585	9,164	32,935	25,065
Gross profit	28,349	25,474	80,976	69,807
	71.0%	73.5%	71.1%	73.6%
Operating expenses:
Research and development	4,793	3,836	13,773	11,587
Selling and marketing	3,285	2,845	9,321	8,136
General and administrative	1,923	1,700	5,379	4,976
Total operating expenses	10,001	8,381	28,473	24,699
Income from operations	18,348	17,093	52,503	45,108
	45.9%	49.3%	46.1%	47.5%

Interest and other income, net	1,733	875	4,193	2,177
Income before income taxes	20,081	17,968	56,696	47,285
Provision for income taxes	6,373	6,365	18,833	16,649
Net income	$13,708	$11,603	$37,863	$30,636

Earnings per share:
Basic	$0.45	$0.38	$1.24	$1.03
Diluted	$0.44	$0.37	$1.21	$0.99

Shares used in the calculation of earnings per share:
Basic	30,677	30,183	30,605	29,691
Diluted	31,295	31,050	31,233	30,811

William W. Boecke, V.P. and Chief Financial Officer of Hittite Microwave Corporation, +1-978-250-3343